Code of Ethics

Old Mutual Global Index Trackers (Proprietary) Limited

I.	Introduction

Old Mutual Global Index Trackers (Proprietary) Limited (“OMGXT”) and its subsidiary, Old Mutual Global Index Trackers US LLC (“OMGXTUS”) (collectively “OMGXT”) recognize that a good reputation is a firm’s most valuable asset. OMGXT takes very seriously the trust others place in us and in our affiliates and we strive to maintain the highest standards of professional and ethical conduct. At the heart of this Code of Ethics is a clear understanding that “clients come first” and that honesty, integrity and ethical behavior are critical elements for success. At this same time, OMGXT also recognizes the importance of Employees saving and investing for their future. This Code seeks to preserve this principle in a way that encourages a prudent, long-term investment strategy and discourages short-term trading. We believe this approach to investing better aligns our interests with those of Clients as well as mitigates certain potential conflicts of interest that exist in the area of personal investing.

OMGXT has adopted this Code to encourage and enforce these high ethical standards and for the purpose of more formally addressing potential conflicts of interest, including, but not limited to, the potential for conflict presented when Employees have access to certain information, including, but not limited to, non-public information about Affiliates or Clients. This Code complies with Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940.

The Chief Compliance Officer (“CCO”) provides oversight of this Code and its related activities. However, every Employee plays a crucial role in ensuring compliance with the requirements specified herein. Employees should direct any questions with respect to the Code to the Chief Compliance Officer. The CCO, in consultation with other senior officers, will determine who is subject to this Code and in what way. All Access Persons are required to comply with federal securities laws in a manner consistent with Rule 204A-1 and Rule 17j-1. If you have questions regarding this Code or any particular transaction under the Code, call your CCO or another Review Officer before you act.

II.	Definitions

Access Person, means each supervised person who has access to nonpublic information regarding clients’ purchases or sales of securities and is involved in making securities recommendations to clients or who has access to such recommendations that are non public.

OMGXT’s compliance department has designated the following Supervised Persons as Access Persons:

(1)	All OMGXT officers and employees, who in connection with his or her regular functions, makes, participates in or obtains information regarding the purchase or sale of a covered security by a Client Account;

(2)	OMIGSA Trading and Compliance employees who are responsible to OMGXT processing OMGXT transactions

Non-employee directors of OMGXT are not considered to be Access Persons since they are not directly involved in making, participating or obtaining information regarding the purchase or sale of a covered security by a Client Account.

The CCO may exempt certain Access Persons that are subject as Access Persons to another code of ethics that has been approved by the CCO from certain provisions of this Code. The CCO will inform such persons of their responsibilities under this Code

Affiliate means any affiliated investment adviser and broker-dealer

Affiliated Fund means any investment company registered under the Investment Company Act of 1940, as amended, for which an Affiliate is the investment adviser, sub-adviser, or principal underwriter. Affiliated Funds that are closed-end or exchange-traded funds are treated as stocks/stock investments under the Code and subject to pre-clearance and other reporting requirements set forth below.

Beneficial Ownership means any direct or indirect pecuniary interest in or any direct or indirect influence or control over a Security. An example of influence or control is any voting or investment discretion. Under this Code, an Access Person is the beneficial owner of any Security held in (i) his or her name or in the name of his or her (ii) spouse or domestic partner, (iii) minor child, (iv) any other immediate family member sharing the Access Person’s household or (v) any other person if the Access Person has direct or indirect influence or control over the Security. Overall, Beneficial Ownership is in accordance with Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1 thereunder. This means that an Access Person is determined to own any Security held in any Personal Account (see definition below) (i) of the Access Person, (ii) of any related person enumerated above or (iii) in which he/she or the related person controls or influences investment decisions (i.e., account registered in the name of others in which such control or influence exists).

CCO means, as applicable, the Chief Compliance Officer.

Code means this Code of Ethics.

Client means any person (natural or otherwise) for whom OMGXT provides investment advice including an investment company, or any of its portfolios, registered under the Investment Company Act of 1940

Client Account means any separate or commingled account for which OMGXT serves as an investment manager, adviser or sub-adviser including Investment companies and other collective funds.

Covered Security includes stock, obligations otherwise convertible into stock and all derivative instruments of the foregoing, such as options and warrants. Also, includes closed end investment companies, Exchange Traded Funds, and private placements. A Covered Security does not include futures or options on futures or open-end investment companies not registered under the Investment Company Act of 1940, as amended, but the purchase and sale of such instruments and funds are nevertheless subject to the reporting requirements of the Code

Employee(s) means all Access Persons

Exchange Traded Fund (ETF) means any registered investment company the shares or units of which trade throughout the day on an exchange. A closed-end fund is not an ETF, however. All ETFs are treated as stocks/stock investments under the Code and subject to pre-clearance and other reporting requirements set forth below.

Firm Managed Fund means an Affiliated Fund advised by Old Mutual Global Index Trackers (Proprietary) Limited.

High Quality Short-Term Debt Instruments means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

IPO, an acronym for “initial public offering”, means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offering includes any private placement such as an investment limited partnership or limited liability company that is exempt from registration or otherwise not available to the general public, unregistered pooled investment vehicles, hedge or other private funds, including investment funds exempt from investment company registration under Sections 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940, and other offerings exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 under the Securities Act of 1933. Review Officers may exempt unit investment trusts (UITs) that are unregistered pooled investment vehicles in employment related retirement, savings, investment, 401(k) and similar plans, but which UITs are comprised exclusively of funds that are not Affiliated Funds, from this definition.

OMIGSA means all investment boutiques combined that form Old Mutual Investment Group (South Africa)

Personal Account means any account maintained by a broker, dealer or bank in which an Access Person has Beneficial Ownership in any Securities held in the account or the ability to trade Securities. For example, a Personal Account would include any brokerage account maintained by an Access Person or the spouse of an Access Person at any broker/dealer. The term includes other securities-related or like accounts in which an Access Person has Beneficial Ownership in or can trade Reportable Securities. Personal Accounts include those established for any purpose, including, but not limited to, taxable or tax-exempt individual, joint, corporate (including retirement benefit plans), family/trust, custodial, personal retirement, educational, transfer agency/mutual fund, private investment, investment advisory, direct stock purchase, employment-related stock and option, dividend reinvestment and similar accounts.

Purchase or Sale includes, among other things, every direct or indirect acquisition or disposition and the writing of an option to purchase or sell a Security.

Review Officer means the CCO, or his/her designee. A Review Officer will not approve his/her requests or review his/her reports submitted under this Code.

Reportable Security means any Security, except direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, High Quality Short-Term Debt Instruments, repurchase agreements, money market fund shares, shares of non-affiliated mutual funds (open-end funds), shares of unit investment trusts (unless the unit investment trust is invested exclusively in one or more mutual funds, none of which are Affiliated Funds), Securities held in non-affiliated 529 plans (i.e., 529 plans that are not distributed, marketed or underwritten by an Affiliate or the underlying funds of which are not advised or subadvised by an Affiliate).

Security means the term as defined in Section 202(a)(18) of the Investment Advisers Act of 1940 and includes notes, stocks, bonds, transferable shares, certificates of deposit for a security, rights, warrants, options (on securities, indexes and currencies) or any other interest commonly known as a “security”.

Significant Financial Interest means ownership of 5% or more of the outstanding shares of an issuer or a management or control position with the issuer. A “management or control position” means the power to exercise a controlling influence over the management or policies of a company.

Supervised Person means (1) Any employee director or officer of OMGXT; (2) Employees of OMGXT; (3) OMIGSA Trading and Compliance employees who are responsible for OMGXT transactions.

III.	Statement of General Principles

While OMGXT has confidence in the integrity and good faith of Employees, it is important to set forth, in writing, these general principles to serve as a guide of daily conduct:

•	The interests of Clients are paramount. Employees must conduct themselves and their operations to give maximum effect to this tenet by always placing Client interests before their own.

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Personal investment transactions must be accomplished in a manner that seeks to avoid conflict with the interests of our constituents, including but not necessarily limited to consultants, financial intermediaries, Affiliates and Clients.

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Employees must avoid actions or activities that allow, or appear to allow, them to profit or benefit from their positions at the expense of Clients or in some other inappropriate way or in a manner that would otherwise bring into question their independence or judgment.

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Information concerning the specific Security holdings, trades and financial circumstances of Clients and other nonpublic information about OMGXT and Clients is strictly confidential. Employees must maintain such confidentiality, secure such information, and disclose it only to others with a need to know that information in order to do their job. Unauthorized disclosure of confidential information is not permitted.

•	Employees will conduct themselves honestly, with integrity and in a professional manner to preserve and protect OMGXT’s reputation.

IV.	Prohibited Activities

The following restrictions apply to all Access Persons:

•	Do not defraud, mislead, or manipulate Clients in connection with the Purchase or Sale of a Security.

Access Persons are prohibited from directly or indirectly using any act, device, scheme, artifice, practice, or course of conduct to defraud, mislead or manipulate Clients in connection with the Purchase or Sale of a Security or in connection with the allocation of brokerage commissions to compensate a broker for the sale of mutual fund shares. Allocation of brokerage and soft dollars to brokers in exchange for the sale of mutual fund shares or the promotion of any other interest in securities, even if they are not shares of the Old Mutual Funds, is strictly prohibited. Access Persons may never intentionally make, or intentionally cause to be made, a false statement in a filing made by Old Mutual Global Index Trackers (Proprietary) Limited with a regulatory agency. Similarly, Access Persons may never intentionally make a false statement to a federal or state agency or regulator.

•	Do not use knowledge about pending or currently considered Securities transactions for Clients to profit personally, directly or indirectly.

Access Persons are prohibited from directly or indirectly using knowledge about pending or currently considered Securities transactions for Clients to profit personally.

•	Do not engage in securities transactions with Clients.

Access Persons may not knowingly sell to or purchase from a Client any Security or other property except a Security issued by that Client (this restriction specifically does not prohibit an Access Person from purchasing or selling Affiliated Fund in any Personal Account(s)).

•	Do not profit from the Purchase and Sale or Sale and Purchase of the same Reportable Security within a 30-calendar-day period.

Access Persons are generally prohibited from profiting from the Purchase and Sale or Sale and Purchase of the same Reportable Security within a 30-calendar-day period i.e. 30 day holding period.

This restriction does not apply to transactions in ETFs or to transactions deemed by the Review Officer to be nondiscretionary on the part of the Access Person. This restriction does not restrict the closing of positions at a loss. As requested by an Access Person, the Review Officer may, in his/her discretion, grant other exceptions to this restriction on a case-by-case basis.

•	Do not profit from the Purchase and Sale of the same Firm Managed Fund within a 30-calendar-day period.

Access Persons are generally prohibited from profiting from the Purchase and Sale of the same Firm Managed Fund within a 30-calendar-day period. This restriction does not restrict the closing of positions at a loss. As requested by an Access Person, the Review Officer may, in his/her discretion, grant other exceptions to this restriction on a case-by-case basis.

•	Do not Purchase or Sell a stock if a Firm Traded Fund has Purchased or Sold the same stock (or a related Security) within the same trading day.

Access Persons may not purchase or sell a stock investment for their personal account if OMIGSA has a market order for that same security on the same day

A deminimus exception will be made for Personal account transactions in securities included in the ALSI 40 as long as total transactions are for less than R100 000 per calendar week. These transactions can be submitted for approval and placed in the market even if OMIGSA currently has a market order in that security as long as the security is not on a restricted list.

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Do not recommend any transaction in a Security or a Limited Offering for Clients without having disclosed the Access Person’s interest, if any, in such Security or Limited Offering or the issuer thereof, including without limitation:

It is OMGXT’s policy that No private placements offered to staff members in their capacity as an OMGXT and OMIGSA employee may be personally taken up.

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Do not participate in a decision regarding a proposed transaction involving a Client and an entity in which the Access Person has a Significant Financial Interest without prior approval by the Review Officer.

Access Persons are prohibited from participating in a decision regarding a proposed transaction involving a Client and an entity in which the Access Person has a Significant Financial Interest unless the Access Person has obtained prior approval from the Review Officer.

The Access Person must, in all cases, disclose to the Review Officer the extent of his/her financial interest in the entity, any management or control position the Access Person has with the entity and any existing or contemplated transaction by the Access Person in, or with, the entity, including any existing or proposed business relationship.

In determining whether to permit the proposed transaction involving a Client, the Review Officer will consider, among other things, whether the transaction would be consistent with the best interests of the Client and whether the Access Person’s interest in, or relationship with, the entity would result in a conflict or the appearance of a conflict with the interests of the Client.

The Review Officer, in his/her discretion, may determine after he has received disclosure from the Access Person regarding his/her financial interest in, relationship with and any contemplated transactions in or with the entity that the Access Person need not be recused from participating in the decision regarding the proposed transaction involving the Client if the Review Officer determines, based on an analysis of the facts and circumstances, that the Access Person’s relationship with the entity is not significant and would not present a material conflict with the interests of the Client.

The Review Officer will maintain records of (1) disclosure made by the Access Person relating to the Access Person’s financial interest in, relationship with and any contemplated transactions in or with the entity and (2) the reasons supporting any decision by the Review Officer to permit the Access Person to participate in the decision regarding the proposed transaction involving any Client.

•	Do not accept any position with any unaffiliated company, partnership or other entity until approved by the Review Officer.

Written approval must be obtained prior to accepting any appointment as a director of any company where a potential for a conflict of interest with OMGXT or its clients exist. Non-financial positions with not-for-profit entities (and, generally, pro bono religious, charitable, civic or volunteer positions) do not generally require approval.

In general, the Review Officer will approve the acceptance of positions with unaffiliated entities so long as they are in compliance with OMGXT’s Conflicts of Interest Policy.

Access Persons should contact the Chief Compliance Officer if there is uncertainty as to whether the acceptance of a position requires prior approval.

•	To be consistent with the Gifts and Entertainment policy of OMIGSA, OMGXT employees are not allowed to accept any gifts.

It is OMGXT’s policy that employees may not accept or provide any gift or benefit from or to a “third party” being

a)	A product supplier;

b)	Another Financial Services Provider (FSP) (banks, asset managers, consultants, brokers) and its representatives;

c)	An associate of a product supplier of FSP;

d)	A service provider; or

e)	Distribution Channel

An employee, may however, receive or spend up to USD100 annually on incidental benefits incurred during normal business interactions, such as report backs, meetings, etc.

A gift does not include promotional items (items of reasonable value with logo emblazoned on it).

•	Additional policies for the receipt and giving of gifts by registered representatives.

Registered representatives must adhere to OMGXT’s policy that not gifts may be given or received. To that end OMGXT’s compliance department will continue to monitor activities to ensure that registered representative is adhering to the policy. The regulatory concern is that the receipt or giving of gifts, or excessive entertainment or favors could interfere with fiduciary judgment.

•	Disclose any personal investment in, other interest in or relationship to a vendor or supplier with whom OMGXT does business.

Employees may not negotiate or make decisions regarding OMGXT’s business with such companies unless the interest is disclosed to and the negotiation and/or decision-making has been approved by the Review Officer prior to any involvement.

•	Access Persons may not acquire Beneficial Ownership in a Security as part of an IPO

All access persons are prohibited from directly or indirectly acquiring Beneficial Ownership in a Security as part of an IPO.

•	Do not acquire Beneficial Ownership in a Limited Offering.

Access Persons are prohibited from directly or indirectly acquiring Beneficial Ownership in a Limited Offering.

•	Do not Purchase or Sell a Reportable Security without prior approval from the Review Officer.

No Access Person may Purchase or Sell a Reportable Security unless the transaction has been approved in advance by the Review Officer. Trades in accounts managed exclusively by third-party investment professionals and transactions that are non-volitional on the part of the Access Person are not subject to the preclearance requirements.

•	Do not trade in a Security while in the possession of material, non-public information about the Security or its issuer.

Employees are prohibited from trading in a Security while in possession of material, non-public information. This prohibition applies to any transaction that you may authorize or advise in any Personal Account (including accounts containing Securities in which others have Beneficial Ownership over which you have control or substantial influence). No Employee may not Purchase or Sell any Security if that transaction could cause a conflict of interest or an appearance of a conflict of interest in relation to the Employee’s position with OMGXT. Employees must not discuss non-public information with anyone other than those with a specific need to know such information. [The information must be reported to the Review Officer for assistance in determining if the information is considered material, inside information.]

V.	Preclearance, Reporting and Certification Requirements

Preclearance of Transactions:

•	Obtain approval from the Review Officer prior to entering an order for the Purchase or Sale of a Reportable Security.

No Access Person may Purchase or Sell a Reportable Security unless the transaction has been approved in advance by the Review Officer. Each approval shall be effective for up to 5 trading days after which approval was granted (this means you may not place a trade until it is authorized). Trades in accounts managed exclusively by third-party investment professionals (also referred to as “discretionary accounts”) and transactions that are non-volitional on the part of the Access Person are not subject to the preclearance requirements.

The provisions of this Code are intended to limit the personal investment activities of Access Persons only to the extent necessary to accomplish the purposes of this Code. Therefore the preclearance provisions of the Code do not apply to:

1.	Transactions in Securities that are not Reportable Securities under this Code;

2.	Purchases or Sales effected in any Personal Account over which an Access Person has no influence or control, including accounts managed for the Access Person exclusively by third-party investment professionals/advisers (i.e., discretionary accounts);

3.	Acquisition or disposition of a stock in a stock split, reverse stock split, stock dividend or other transaction affecting all shareholders of the stock in a similar manner;

4.	Regularly scheduled/automatic investments (systematic withdrawals) in a periodic investment, mutual fund, employee benefit, stock purchase/dividend reinvestment or similar plans; and

5.	Bona fide gifts of securities of which the Access Person is the recipient.

•	PERSONAL FUND TRANSACTIONS INVOLVING MONITORED FUNDS

The following restrictions apply to transactions and holdings in Firm-Managed Funds. From time to time, OMGxT will publish a list of the Firm-Managed Funds.

The requirements below regarding Firm-Managed Funds are in addition to other requirements of this Code and are not affected by the fact that the Firm-Managed Funds may be exempt from those other requirements.

Preclearance of Transactions in Firm-Managed Funds.

1.	General Requirement. A Preclearance Officer must pre-clear each transaction (including any exchange) in any Firm-Managed Fund in which an Access Person has or acquires a Beneficial Interest.

2.	Fund Trade Authorization Request Form. Prior to entering an order for a transaction (including any exchange) involving a Firm-Managed Fund, the Access Person must complete a OMGxT Managed Fund Trade Authorization Request Form (Appendix 5) and submit the completed form to a Preclearance Officer. The Firm-Managed Fund Trade Authorization Request Form (Appendix 6) requires Access Persons to provide certain information and to make certain representations.

3.	Review of Form. After receiving a completed OMGxT Managed Fund Trade Authorization Request Form (Appendix 5), a Preclearance Officer will (a) review the information set forth in the form, (b) review information regarding past transactions by the Access Person in the Firm-Managed Fund(s), as necessary, and (c) as soon as reasonably practicable, determine whether to authorize the proposed transaction. The Preclearance Officer will notify the Access Person (or his or her designee) in writing whether the request is approved or denied, without obligation to disclose the reason for such approval or denial.

The granting of authorization, and the date and time that authorization was granted, must be reflected on the form. The Preclearance Officer shall keep one copy of the completed form for OMGxT’s Compliance Department and provide one copy to the Access Person seeking authorization.

Exemptions for Transactions in Firm-Managed Funds

1.	Exemptions from Preclearance and Treatment. The following transactions in Firm-Managed Funds are exempt from the preclearance requirements:

a.	Money Market Funds. Acquisitions or sales of money market funds.

b.	No Knowledge. Acquisitions or sales of Firm-Managed Funds effected in Non-Discretionary Accounts. Non-Discretionary Accounts may only be exempted from preclearance procedures when OMGxT’s Chief Compliance Officer, after a thorough review, is satisfied that the account is truly non-discretionary to the Access Person (that is, the Access Person has given total investment discretion to an investment manager and retains no ability to influence specific trades). For example, transactions in Firm-Managed Funds effected for an Access Person by a trustee of a blind trust, or discretionary trades involving an investment partnership, in connection with which the Access Person is neither consulted nor advised of the trade before it is executed, may be considered as non-discretionary. Transactions in Qualified Tuition Programs may also be considered as nondiscretionary, provided an Access Person has no direct or indirect influence or control over the investment decision making process in the program (i.e., the Access Person is not able to select individual securities or a Monitored Fund for purchase or sale).

Standard brokerage accounts generally are not deemed to be Non- Discretionary Accounts, even if the broker is given some discretion to make investment decisions.

c.	Automatic Investment Plans. Acquisitions or sales of Firm-Managed Funds effected pursuant to an Automatic Investment Plan.

d.	Certain 401(k) Plan Reallocations. Elections regarding future contributions to the Firm-Managed Funds in OMGxT’s 401(k) Plan are not deemed to be transactions and are therefore not subject to (i.e., they are exempt from) the preclearance and reporting requirements. Payroll deduction contributions to the Firm-Managed Funds in OMGxT’s 401(k) Plan are deemed to be pursuant to an Automatic Investment Plan. They are also exempt from the preclearance and reporting requirements. Movements of balances into or out of the Firm-Managed Funds outside of OMGxT’s 401(k) Plan (such as through a spouse’s 401(k) plan or other retirement plan or any other account) are subject to the Code’s preclearance requirements. Transactions pursuant to an Automatic Investment Plan outside of OMGxT’s 401(k) Plan are subject to the Code’s reporting requirements.

Initial and Annual Reporting and Certification Requirements:

•	Submit an initial holdings report and certification to the Review Officer no later than 10 days after becoming an Access Person.

Access Persons must submit an initial holdings report and certification to the Review Officer no later than 10 days after becoming an Access Person.

The initial holdings report must contain the following information, current as of a date not more than 45 days prior to the individual becoming an Access Person: (1) the title and type and as applicable the ticker symbol or CUSIP number, number of shares and/or principal amount of each Reportable Security in which the Access Person has Beneficial Ownership and (2) the account name and number of every Personal Account and the name of the broker, dealer, bank or other entity maintaining the Personal Account. In providing this information, Access Persons may cross reference any trade confirmations and account statements submitted to the Review Officer.

The reporting of Personal Accounts includes accounts held in the name of (i) a spouse or domestic partner, (ii) a minor child, (iii) any other immediate family member sharing the Access Person’s household or (iv) any other person if the Access Person has direct or indirect influence or control over the account or the Purchase or Sale of Securities therein.

Pursuant to the definition of Beneficial Ownership, the initial holdings certification may contain a statement that the report is not to be construed as an admission by the Access Person that he/she has any Beneficial Ownership in any Security reported by the Access Person.

Access Persons may make initial holdings reports and certifications electronically.

•	Submit an annual holdings report to the Review Officer.

Access Persons must submit an annual holdings report to the Review Officer. The annual holdings report must contain the following information, current as of a date not more than 45 days before the report is submitted: (1) the title and type and as applicable the ticker symbol or CUSIP number, number of shares and/or principal amount of each Reportable Security in which the Access Person has Beneficial Ownership and (2) the account name and number of every Personal Account and the name of any broker, dealer, bank or other entity where every Personal Account is maintained. In providing this information, Access Persons may cross reference any trade confirmations and account statements submitted to the Review Officer.

The reporting of Personal Accounts includes accounts held in the name of (i) a spouse or domestic partner, (ii) a minor child, (iii) any other immediate family member sharing the

Access Person’s household or (iv) any other person if the Access Person has direct or indirect influence or control over the account or the Purchase or Sale of Securities therein.

Access Persons may make annual holdings reports electronically.

•	Submit an annual certification to the Review Officer.

Access Persons must submit an annual certification to the Review Officer. The annual certification is included as part of the annual holdings report.

In the annual certification, Access Persons must certify that they: (1) have read and understand the Code; (2) are subject to the Code; (3) will comply with the Code during the upcoming year; and (4) have complied with all the Code reporting, certification and other requirements to which they were subject during the past year.

Access Persons may make annual certifications electronically.

Quarterly Reporting and Certification Requirements:

•	Submit a quarterly transaction report and certification to the Review Officer no later than 30 days after the end of each calendar quarter.

Access Persons must submit a quarterly transaction report and certification to the Review Officer no later than 30 days after the end of each calendar quarter.

The quarterly transaction report must contain the following information for every Purchase or Sale of Beneficial Ownership in a Reportable Security placed during the quarter: (1) the date of the transaction, the title and type and as applicable ticker symbol or CUSIP number, interest rate and maturity date, number of shares and/or principal amount; (2) the nature of the transaction (i.e., Purchase, Sale, exchange, gift or other type of acquisition or disposition); (3) the price at which the transaction was effected; and (4) the name of the broker, dealer, bank or other entity with or through which the transaction was placed, including the account name and number of the Personal Account. The Access Person must report for every Personal Account opened during the quarter: (1) the name of the broker, dealer, bank or other entity with whom the Personal Account was opened; (2) the account name and number of the Personal Account and (3) the date the Personal Account was opened.

In lieu of providing the quarterly transaction information, Access Persons may cross reference any trade confirmations and account statements submitted to the Review Officer provided that the Review Officer has received those confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction took place.

Pursuant to the definition of Beneficial Ownership, the quarterly transaction certification may contain a statement that the report is not to be construed as an admission by the Access Person that he/she has any Beneficial Ownership in any Security reported by the Access Person.

Access Persons may make quarterly transaction reports and certifications electronically.

•	Quarterly New Account Reports.

If an Access Person opens an account at a broker, dealer, bank or mutual fund (provided the mutual fund account holds any Firm Managed Funds) during any calendar quarter that has not previously been disclosed, the Access Person must notify OMGxT’s Compliance Department in writing of the existence of the account no later than thirty (30) days after the end of such calendar quarter and make arrangements to comply with the requirements set forth in the Code.

On a quarterly basis, all Access Persons are required to disclose any new accounts opened in which the Access Person has a Beneficial Interest that have the capability of holding Covered Securities or hold Monitored Funds regardless of what, if any, securities are maintained in such accounts. All Access Persons must complete a New Account(s) Report (Appendix 3) to disclose such accounts and include the following information for each new account: (i) the name of the broker, dealer or bank with whom the Access Person established the account; (ii) the name of the account; (iii) the account number; and (iv) the date the account was established. The New Account(s) Report (Appendix 3) must be signed and dated by the Access Person.

Other Reporting Requirements:

•	Submit duplicate trade confirmations and account statements to the Compliance Department.

Access Persons must direct each broker, dealer, bank or other entity in which they may place an order for the Purchase or Sale of a Security to send duplicate copies of trade confirmations and duplicate account statements to the Compliance Department. The Compliance Department may acquire trade confirmations and other account information through a direct feed or other electronic means.

A sample letter instructing the broker, dealer, bank or other entity to send duplicate trade confirmations and account statements may be obtained from the Compliance Department.

Access Persons may comply with the duplicate trade confirmation/account statement requirement by directly providing the Compliance Department with a copy of every such trade confirmation and account statement. If the Compliance Department determines that the receipt of a duplicate account statement is satisfactory, the Compliance Department may at its discretion accept such duplicate account statements in lieu of requiring both duplicate trade confirmations and account statements.

•	Submit a written acknowledgement of receipt of the Code to the Review Officer as soon as practical.

Employees must submit a written acknowledgement confirming that he/she received the Code at the time of becoming an Employee and each time the Code is amended. Employees may make acknowledgements electronically.

•	Exceptions: These reporting requirements do not apply to the following:

(a)	Transactions effected pursuant to an automatic investment plan (including a dividend reinvestment plan) or systematic withdrawal plan; and

(b)	Transactions or holdings in a Security held in any account over which the Access Person had no direct or indirect influence or control.

VI.	Review and Enforcement Procedures

•	The Review Officer maintains a list of all Access Persons subject to the reporting, certification and other requirements under the Code and notifies all Access Persons of those specific requirements.

•	The Review Officer periodically reviews personal investment transactions and holdings reports submitted by Access Persons pursuant to Section V.

•	Access Persons must promptly report to the Review Officer any violations of the Code.

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If the Review Officer determines that an Access Person may have violated the Code, he may request the Access Person to submit additional information. The Review Officer’s determination and all additional information provided by the Access Person are then submitted to the CCO, if that individual is other than the Review Officer. If the CCO determines that a Code violation has occurred, the CCO will report his/her findings. The CCO will determine if and what disciplinary action is appropriate.

•	An individual other than the Review Officer periodically reviews personal investment transactions and holdings reports submitted by the Review Officer pursuant to Section V.

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Access Persons who violate the Code may be subject to sanctions, including one or more of the following: (1) a letter of censure; (2) suspension or termination of employment; (3) a fine; (4) restrictions on future personal transactions in a Security; (5) reversal of the Purchase or Sale; (6) referral to regulatory or law enforcement agencies; and (7) disgorgement of profits.

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The following factors may be considered in determining the appropriateness of any sanction: (1) harm to Clients, (2) frequency of occurrence, (3) degree of conflict with Client interests, (4) evidence of willful or reckless disregard of the Code’s requirements and (5) honest and timely cooperation from the Access Person.

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The CCO will periodically report material violations under this Code to the CEO. The CCO and the CEO will jointly determine what other reporting of such material violations may be appropriate under the circumstances.

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The CCO of Old Mutual Global Index Trackers. shall report any material violations of the on a quarterly basis, and at least annually, shall report on the efficacy of the Code, together with any recommendations for changes in the Code.

VII.	Records Maintained by OMGXT

OMGXT maintains the following records:

•	A copy of every Code of Ethics in effect during the past five years.

•	A record of every Code of Ethics violation that occurred during the last five years and a record of any action taken as a result of that violation.

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A record of every trade confirmation, account statement, report, certification and acknowledgement, including cross-referenced documentation, submitted by Access Persons under Section V during the past five years.

•	A record of every person who is, or within the last five years has been, an Access Person under the Code.

•	A record of every person who is, or within the last five years has been designated a Review Officer.

VIII.	Confidentiality of Reported Information

Much of the information collected under this Code is sensitive and private and OMGXT will use its best efforts to ensure that the information is properly handled and safeguarded. No persons will be permitted to access the information collected under the Code unless such access is deemed necessary. It is expected that such access may be provided to compliance personnel at Affiliates under certain circumstances. It is also possible that such information may be requested in connection with inspections by appropriate regulatory agencies and other parties within and outside of OMGXT for the purpose of evaluating compliance with or sanctions under the Code.

IX.	Exceptions

Under unusual circumstances, such as a personal financial emergency, application for a hardship exemption from a provision of this Code may be made to the Review Officer, which application may be denied or granted. To request consideration of an exemption, submit a written request containing details of your circumstances, reasons for the exception and exception requested. A hardship exemption will not be granted after the fact.

Furthermore, the Review Officer may, in unusual circumstances, approve exceptions from the Code applicable to an individual based on the unique circumstances of that individual and based on a determination that the exception can be granted (i) consistent with the individual’s fiduciary obligations to Clients and (ii) pursuant to procedures that are reasonably designed to avoid a conflict of interest for the individual. Any such exceptions shall be subject to such additional procedures, reviews and reporting as determined appropriate by the Review Officer in connection with granting such exception.

Effective: May 1, 2012

Amended: April 16, 2012